Exhibit (11)


                           Drinker Biddle & Reath LLP
                                One Logan Square
                             18th & Cherry Streets
                          Philadelphia, PA 19103-6996
                              Phone: (215) 988-2700
                               Fax: (215) 988-2757
                              www.drinkerbiddle.com



October 24, 2006



The Roxbury Funds
100 Wilshire Boulevard, Suite 1000
Santa Monica, CA 90401

Ladies and Gentlemen:

     We have acted as counsel for The Roxbury Funds, a Delaware statutory trust (the "Trust"), in connection with the proposed reorganization of the Roxbury Mid-Cap Fund and Roxbury Small-Cap Growth Fund (each, a "Current Fund" and collectively, the "Current Funds"), each a series of WT Mutual Fund, into the Roxbury Mid-Cap Fund and Roxbury Small-Cap Growth Fund (each, a "New Fund" and collectively, the "New Funds"), each a series of the Trust. As part of the reorganization, holders of Investor Shares of each Current Fund will receive Investor Shares of its corresponding New Fund and holders of Institutional Shares of each Current Fund will receive Institutional Shares of its corresponding New Fund. The aforementioned proposed acquisition is referred to herein as the "Reorganization."

     This opinion relates to shares of beneficial interest of the Trust (the "Shares") (par value $0.01 per Share) to be issued in the Reorganization, and is furnished in connection with the filing of the Trust's Registration Statement on Form N-14 under the Securities Act of 1933, as amended (the "Registration Statement").

     In rendering the opinion hereinafter set forth, we have considered such legal and factual matters as we have deemed necessary and have assumed that: (i) all documents submitted to us as originals are authentic, the signatures thereon are genuine and the persons signing the same were of legal capacity; (ii) all documents submitted to us as certified or photostatic copies conform to the original documents and that such originals are authentic; (iii) all certificates of public officials upon which we have relied have been duly and properly given and that any public records reviewed by us are complete and accurate; and (iv) the shares will be issued in accordance with the Trust's Declaration of Trust and By-Laws and resolutions of the Trust's Board of Trustees and shareholders relating to the creation, authorization and issuance of the Shares.

     This opinion is based exclusively on the laws of the State of Delaware.

     The Agreement and Plan of Reorganization described in the Registration Statement (the "Agreement") was approved by the Trust's Board of Trustees and executed by duly authorized officers of the Trust. On the basis of and subject to the foregoing, we are of the opinion that upon the satisfaction of the conditions contained in the Agreement, the shares of each New Fund issued pursuant to the Agreement will, when issued in accordance with the provisions thereof, be legally issued, fully paid and non-assessable, and that the holders of the Shares will be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the general corporation law of the State of Delaware (except that we express no opinion as to such holders who are also Trustees of the Trust).

     This opinion is solely for the use of the Trust and may not be referred to or used for any other purpose or relied on by any other persons without our prior written approval. This opinion is limited to the matters set forth in this letter and no other opinions should be inferred beyond the matters expressly stated.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. This does not constitute a consent under section 7 of the Securities Act of 1933, and in so consenting we have not certified any part of the Registration Statement and do not otherwise come within the categories of persons whose consent is required under section 7 or under the rules and regulations of the Securities and Exchange Commission issued thereunder.


                                       Very truly yours,


                                       /s/ DRINKER BIDDLE & REATH LLP

                                       DRINKER BIDDLE & REATH LLP


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